Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

BRC Group Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	2,745,979	$7.76	$21,308,797.04	0.0001381	$2,942.74

Total Offering Amounts:							$21,308,797.04		2,942.74
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$2,942.74

__________________________________________
Offering Note(s)

(1)	Represents the shares of common stock of the registrant that may be offered for resale by the selling stockholders pursuant to the prospectus included in the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

Consists of 2,745,979 shares of common stock registered for resale by the selling securityholders named in this registration statement, issuable upon the exercise of outstanding warrants.

Proposed maximum offering price per unit and maximum aggregate offering price estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

The maximum price per share and maximum aggregate offering price are based on the average of the high and low sale prices of the common stock as reported on the Nasdaq Global Market on February 9, 2026, which date is within five business days prior to filing this registration statement.